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                                                            EXHIBIT 10.1

                                    RAYONIER INC.

                         Rayonier 1994 Incentive Stock Plan

                         Contingent Performance Share Awards


On May 20, 1994, the Compensation and Management Development Committee (the "Committee") of the Board of Directors of Rayonier Inc. (the "Corporation") granted contingent performance share awards to ten senior executives as a part of the Corporation's 1994 Awards under the Rayonier 1994 Incentive Stock Plan (the "Plan"). (A total of 88,500 Common Shares of the Corporation have been reserved for this purpose from the 4,500,000 shares registered on March 1, 1994 under the Plan on Form S-8.)

The actual number of Common Shares of the Corporation to which an executive will become entitled as a result of the contingent performance share award will depend on the performance of the Corporation as compared to the performance of a peer group of Forest Products companies during the period from May 20, 1994 through December 31, 1996, determined by comparing the total share return (TSR) of the Corporation with that of the peer group. The TSR will be calculated by measuring the growth in value of a hypothetical investment of $100 in each of the peer companies, assuming quarterly reinvestment of dividends. TSR values are based on the average trading price over the twenty trading days preceding the relevant measurement dates.

For a covered executive to earn 100% of the target contingent performance share award granted, the Corporation's TSR performance over the measurement period must be 120% of that of the peer group. No Common Shares are earned unless the TSR performance of the Corporation is at least equal to 60% of that of the peer group, in which case 50% of the target award is earned. A maximum of 150% of the Common Shares reflected in the target contingent performance share award granted are to be issued if the Corporation's TSR performance exceeds 160% of peer group performance. (For a TSR within these bands, the number of Common Shares earned is to be extrapolated.) If 100% of the target award is earned, the total number of Common Shares issued will be 59,000; a maximum of 88,500 would be issued if 150% of the target is earned. (Target awards will be prorated in cases of retirement, death or disability subject to the provisions of the Plan.) Final payment, if any, is to be made in Common Shares, offset by the cash needed to cover tax liabilities.

The Committee has adopted Rules relating to the contingent performance share awards, a copy of which are attached hereto.

The peer group of Forest Product companies is as follows:

Boise Cascade, Champion International, Georgia Pacific,
International Paper, James River Corporation, Mead Corporation,
Mosinee Paper, Plum Creek Timber LP, Union Camp, Westvaco Corporation, Weyerhauser, Willamette
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             RAYONIER 1994 INCENTIVE STOCK PLAN

      RULES ADOPTED BY THE COMPENSATION AND MANAGEMENT
        DEVELOPMENT COMMITTEE RELATING TO GRANTING OF
                CONTINGENT PERFORMANCE SHARES

     The following are the rules and regulations (the "Rules") adopted by the Compensation and Management Development Committee (the "Committee") of the Board of Directors of Rayonier Inc. ("Rayonier") for the administration of Contingent Performance Share Awards under the provisions of the Rayonier 1994 Incentive Stock Plan (the "Plan"). The Rules have been adopted in accordance with Section 6 and 11 of the Plan. Any or all of the Rules may be amended or suspended by the Committee at any time without prior notification to the Plan participants. In the event of any conflict between the provisions of these Rules and the Plan, the Plan shall prevail.

1. Participation in the Contingent Performance Share Award program for the 1994 Class Year is restricted to select Rayonier executives. At the time of award, the participant will be issued a Notice evidencing the grant of a Contingent Performance Share Award and the criteria to be used to calculate the ultimate payment value of the award upon vesting. The amount of the Contingent Performance Share Award cited in such Notice shall represent the number of contingent performance shares awarded and the Share Award Valuation Formula. Such valuation shall be a function of Rayonier Total Shareholder Return ("TSR") as measured against the performance of a targeted peer group of companies for the designated performance period.

   The Committee reserves the right to add, delete or substitute a company in the list of peer group companies at any time, if for any reason it determines that such a change is appropriate to reflect the goals of the Contingent Performance Share Award program. Without limiting the scope of the foregoing, the Committee may remove a company from the peer group of companies if the Committee determines that the share price of the stock of that company has become too volatile or reflects unusual activity, such as a tender offer or sale of significant assets or otherwise is inappropriate to continue to be included in the peer group of companies.

2. Only active, full-time continuous service from the date of award through the Vesting Date shall be considered for the purposes of vesting, except that should a grantee die, become totally and permanently disabled or retire after the award, but prior to the Vesting Date, vesting and payment with respect to a particular Class Year award then remaining unvested, shall be prorated, based upon the number of full months' lapsed since the date of the Award. Prorata payment of the final Award values, if any, will be based upon the final payment value of the Award applicable for all participants, as determined on the regularly scheduled Vesting Date for the particular Class Year Award.

3. In the event of voluntary termination of employment, other than for death, permanent disability or retirement, as described above, and involuntary termination for other than just cause, the provisions of Section 6(e) of the Plan, relative to termination events, shall apply.

4. Notwithstanding the foregoing, the Committee, as requested by management, reserves the right to determine vesting and payment in cases involving unusual and special circumstances on an individual case basis.

These rules and regulations were adopted by the Committee at their meeting of May 20, 1994 and will apply to all awards granted May 20, 1994 and to future awards, and may be changed at any time by the Committee.